Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Nutriband Inc.

Orlando, FL

As independent registered public accountants, we hereby consent to the use of our report dated April 25, 2023, with respect to the consolidated financial statements of Nutriband Inc. as of and for the years ended January 31, 2023, and 2022 in this Registration Statement on Form S-1 Amendment 2 relating to a proposed offering of common stock of up to $4,000,000. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

July 5, 2023